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REALTYMOGUL.com My Dashboard Invest Get Financing Resource Center My Account

Remember When:

Barriers to Real Estate Investing Were High?

Times Have Changed

View Current Investments

Now Available

Coming Soon: MogulREIT I

A Simpler Way to Invest in Real Estate, Online.

An Online Real Estate Investment Trust (REIT) designed for diversification, cashflow and appreciation.

More About MogulREIT I



For additional information about MogulREIT I, please click on the above box and review the Offering Circular. Material on the remainder of this page applies to RealtyMogul.com and to MogulREIT I.

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What is RealtyMougl.com?

Access to Commercial Real Estate

RealtyMogul.com launched in 2013 with a mission to simplify commercial real estate investing. We think our track record since that time speaks for itself. Welcome to real estate crowdfunding..

More Than	Over	More Than
80,000 Investors	$200 Million	$40 Million
Have joined RealtyMogul.com's online marketplace.	Invested in debt and equity through our platform.	Paid out to RealtyMogul.com investors.

View Current Investments

Need Financing?

How It Works

1. Browse Investments

Debt or equity? Multifamily or self storage? Evaluate commercial real estate crowdfunding opportunities that are right for you.

2. Invest Online

With a few clicks of your mouse, become an investor in crowdfunded properties that might otherwise be out of reach.

3. Track Performance

Enjoy watching the progress of your real estate investments with 24/7 access to your dashboard.

View Current Investments

Need Financing?

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Why Real Estate Crowdfunding?

Over a 15 year period, real estate has outperformed the stock market 2:1.


10.75%
Real Estate
5.00%
S&P 500
'00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15

Real Estate vs. S&P 500 Actual Annualized Return

View Disclosure

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Our Underwriting Process Sets Us Apart

Each opportunity is carefully analyzed across four key dimensions by a seasoned credit team. This ensures only curated real estate crowdfunding opportunities are offered to RealtyMogul.com members.

- **Real Estate Company** — Background Checks | Credit Checks | Reference Checks | Historical Experience
- **Location** — Population | Major Employers | Neighborhood | Transportation
- **Property** — Comparable Sales and Leases | Tenants | Property Condition | Financials
- **Third Parties** — Property Management Company | Lender | Environmental | Title



Meet Megan Goodfellow

Chief Credit Officer

Megan has been involved in institutional finance for three decades. She specializes in the analysis of real estate capital structures and financial strategies. More About Megan

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Recent Investments $3,510,000 Invested Property Type Retail Investment Type Equity Location Prunedale $1,010,000 Invested Property Type Industrial Investment Type Equity Location Indianapolis $1,240,000 Invested Property Type Multifamily Investment Type Equity Location Marietta $2,040,000 Invested Property Type Office Investment Type Equity Location Chicago Inner: 1504 x 1094 1031 Exchange Eligible Investments are Here. A 1031 Exchange allows you to defer taxes on commercial real estate. Learn More Nee Financing? Since 2013, RealtyMogul.com investors have invested over $200 Million into commercial real estate crowdfunding opportunities offered on our platform. Whether you need a commercial real estate loan, joint venture equity or preferred equity we can help. Get Financing Inner: 1504 x 1094 Must-Read Articles Learn more about real estate crowdfunding and take your real estate investment knowledge to the next level with these articles. What is Cash-Flow Investing? You an think of cash flow investing the same way you think about dividends with stocks. At some interval, whether it is monthly, quarterly, semi-annually or annually, you will receive regular cash distributions from your investment. You are buying a portion, or all, of Read More  reasons for  passive real estate investing passive real estate investing some of the best ways to make your money work for you. here are the top 5 reasons why. read more investing in real estate through crowdfunding why do investors invest through real estate crowdfunding? to avoid day-to-day management of the property, buying the entire property, and dealing with the hassles of tenants, toilets and trash. read more see all articles as seen in

1) No money or other consideration is being solicited, and if sent in response, will not accepted; 2) No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; 3) A person's indication of interest involves no obligation or commitment of any kind. Inner: 1504 x 1094 Connect with Us About Us Careers Contact Us Press Glossary Privacy Terms of Service RealtyMogul.com is a real estate crowdfunding website operated by Realty Mogul, Co. Equity securities are offered through North Capital Private Securities Corp. (NCPS), registered broker/dealer and member FINRA/SIPC. NCPS generally invoices the companies sponsoring real estate projects into which a Realty Mogul-organized company will invest for NCPS execution and other services; Realty Mogul is separately paid by NCPS for Realty Mogul's technology, reporting, communications and administrative efforts; and several officers and employees of Realty Mogul are registered representatives of NCPS. Thus, each of Realty Mogul, and those of its officers and employees that are registered representatives of NCPS, will realize compensation through NCPS as a result of any equity transaction. Realty Mogul. operates in California under BRE license #01926613 and CFL license #60DBO 35802. By accessing this site and any pages thereof, you agree to be bound by our Terms of Service and Privacy Policy. RealtyMogul.com crowd funding for real estate services is intend for accredited investors (for persons residing in the U.S.), and for persons residing abroad in jurisdictions where securities registration exemptions apply. Realty Mogul does not make investment recommendations, and no communication through this website or in any other medium should be construed as such. Real estate investment opportunities posted on this website are "private placements" of securities that are not publicly traded, are subject to holding period requirements, and are intended for investors who do not need a liquid investments. Private placement investments are NOT bank deposits (and thus NOT insured by the FDIC or by any other federal governmental agency), are NOT guaranteed by Realty Mogul or NCPS, and May lose value. Neither the Securities and Exchange Commission nor any federal or state securities commission or regulatory authority has recommended or approved any investment or the accuracy or completeness of any of the information or materials provided by or through the website. Investors must be able to afford the loss of their entire investment. Articles or information form third-party sources outside of this domain may discuss Realty Mogul or relate ton information contained herein, but Realty Mogul does not approve and is not responsible for such content. Hyperlinks to third-party sites, or reproduction of third-party content, do not constitute an approval or endorsement by Realty Mogul or NCPS of the linked or reproduced content. RM Manager, LLC is a wholly-owned subsidiary of Realty Mogul, Co. and an exempt reporting adviser that serves as manager to serval special purpose entities, each pursuing a venture capital strategy. RM Manager, LLC's clients are the special purpose entities it advises and not the investors in such entities. Any financial projections or returns shown on the website are illustrative examples only, and there can be no assurance that any real estate valuations provided are accurate or in agreement with market or industry valuations. Any investment information contained herein has been secured from sources Realty Mogul believes are reliable, but we make no representations or warranties as to the accuracy of such information and accept no liability therefor. Offers to sell, or the solicitations of offers to buy, any security can only be made through official offering documents that contain important information about risks, fees and expenses. Investors should conduct their own due diligence, not rely on the financial assumptions or estimates displayed on this website, and are encouraged to consult with a financial advisor, attorney, accountant, and any other professional that can help you to understand and assess the risks associated with any investments opportunity. *Past Performance is not indicative of future performance. 2016 Realty Mogul, all rights reserved. Inner: 1504 x 1094